Exhibit 99.5

TFG Radiant Increases Ownership in Ascent Solar

THORNTON, Colo.- (BUSINESS WIRE) -January 4, 2012 - Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of flexible CIGS solar panels, announced today that TFG Radiant Investment Group, Ltd. (TFG Radiant), is poised to increase its ownership interest in the Thornton, Colo., based solar panel manufacturer. TFG Radiant acquired approximately 20 percent of the outstanding shares of Ascent in August 2011. The increase will put TFG Radiant's ownership at approximately 41 percent.
TFG Radiant will purchase the stake in the Company presently owned by Norsk Hydro Produksjon AS for $4 million, or approximately $0.50 per share. The transaction is expected to close within the next 90 days.
Victor Lee, managing director of TFG Radiant and an Ascent board member, said: “We continue to be very excited about the market potential for Ascent's transformational solar power technology. No other manufacturer can match the combination of power density and flexibility, which we believe will enable TFG Radiant to lead in rooftop and portable power applications in East Asia.”
“We are pleased to see that our most recent strategic partner, and licensee for our technology in East Asia, is increasing its commitment to Ascent,” commented Ron Eller, Ascent president and CEO. “We have the same vision for our unique, high performing flexible technology to bring solar power to everyday lives in a seamless and compelling manner.”
About Ascent Solar Technologies, Inc.
Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules using flexible substrate materials that can transform the way solar power generation integrates into everyday life. Ascent Solar modules, which were named one of TIMEMagazine's 50 best inventions for 2011, can be directly incorporated into standard building materials, commercial transportation, automotive solutions, space applications, consumer electronics for portable power and durable off-grid solutions. Additional information can be found at www.ascentsolar.com.
Forward-Looking Statements
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

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